EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-252736 and 333-254181) on Forms S-8 and S-3 of our report dated February 25, 2022, with respect to the consolidated financial statements and financial statement schedule II of California Resources Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Los Angeles, California
February 25, 2022